Exhibit 8.1

The following table sets forth a list of our wholly owned subsidiaries.

Name of Subsidiary	Jurisdiction of Incorporation
SMAART Holdings Corp.1	Nevada, USA
Empower Healthcare Corporation2	Oregon, USA
SMAART Inc. 2	Oregon, USA
The Hemp & Cannabis Company2	Washington, USA
THCF Access Points, Inc. 2	Oregon, USA
The Hemp & Cannabis Company2	Oregon, USA
CanMed Solutions Inc. 2	Oregon, USA

Notes:

1.	SMAART Holdings Corp is a wholly-owned direct subsidiary of the Registrant.
2.	These companies are second-tier wholly-owned indirect subsidiaries of the Registrant, which are held through SMAART Holdings Corp.